Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 22, 2018

Board of Directors

Marvell Technology Group Ltd.

5488 Marvell Lane

Santa Clara, California 95054

Ladies and Gentlemen:

We are acting as counsel to Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), in connection with the issuance pursuant to an Indenture dated as of the date hereof (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated the date hereof (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”) relating to the 4.200% Notes due 2023 (the “2023 Notes”) and the 4.875% Notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes”), and the sale of the Notes pursuant to an Underwriting Agreement, dated June 20, 2018 (the “Agreement”), among the Company and Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), and pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-225591) filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2018 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each party to the Indenture has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture, and each such party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante     Amsterdam     Baltimore     Beijing     Berlin     Brussels     Caracas     Colorado Springs     Denver    Dubai    Dusseldorf    Frankfurt    Hamburg    Hanoi    Ho Chi Minh City    Hong Kong    Houston    London    Los Angeles     Madrid     Miami     Milan     Moscow     Munich     New York     Northern Virginia     Paris     Philadelphia    Prague     Rome     San Francisco     Shanghai     Silicon Valley     Singapore     Tokyo     Ulaanbaatar     Warsaw     Washington DC     Associated offices: Budapest     Jakarta     Jeddah     Riyadh     Zagreb. For more information see www.hoganlovells.com

Marvell Technology Group Ltd.	June 22, 2018

against the Company; (ii) each such party has duly authorized and, with respect to the Company to the extent governed by Bermuda law, executed and delivered the Indenture; (iii) each party to the Indenture is validly existing and in good standing in all necessary jurisdictions; (iv) the Indenture constitutes a valid and binding obligation, enforceable against each of such other parties other than the Company in accordance with its terms; (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Bermuda law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated June 22, 2018 of Appleby (Bermuda) Limited, special counsel to the Company in Bermuda, filed as Exhibit 5.2 to the Current Report on Form 8-K on the date hereof relating to the offer and sale of the Notes.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration for the Notes specified in the Underwriting Agreement, and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

Marvell Technology Group Ltd.	June 22, 2018

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated June 20, 2018 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP